Deutsche Bank AG
Taunusanlage 12, D-60325
Frankfurt am Main
Federal Republic of Germany



Jeffrey A. Ruiz
Vice President
Telephone: (212) 250-3667


                                                          February 12, 2004


Securities and Exchange Commission
SEC Document Control
450 Fifth Street, N.W.
Washington, DC  20549
Attn:  Filing Desk


Dear Sir or Madame:

         Re:  Filing of Schedule 13G - Prologis


 Pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, attached is one copy of Schedule 13G with respect to the common stock of the above referenced corporation.

Please acknowledge your receipt of the Schedule 13G by return e-mail confirmation.

                                                        Sincerely,




                                                        Jeffrey A. Ruiz






Enclosures

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                (Amendment No. 1)

                    Under the Securities Exchange Act of 1934


                                    Prologis
                     ---------------------------------------
                                 NAME OF ISSUER:


                         Common Stock ($0.001 Par Value)
                     ---------------------------------------
                          TITLE OF CLASS OF SECURITIES

                                    743410102
                     ---------------------------------------
                                  CUSIP NUMBER


                                December 31, 2003
                     ---------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
         Schedule is filed:

                                [X] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

1. NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Bank AG*

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     13,298,334
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  13,267,950
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           1,600

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         13,323,450


10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
    SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.40%

12. TYPE OF REPORTING PERSON

         HC, CO

   *In accordance with Securities Exchange Act Release No. 39538 (January 12,
   1998), this filing reflects the securities beneficially owned by the Private Clients and Asset Management business group ("PCAM") of Deutsche Bank AG and its subsidiaries and affiliates (collectively, "DBAG"). This filing does not reflect securities, if any, beneficially owned by any other business group of DBAG. Consistent with Rule 13d-4 under the Securities Exchange Act of 1934 ("Act"), this filing shall not be construed as an admission that PCAM is, for purposes of Section 13(d) under the Act, the beneficial owner of any securities covered by the filing.




1. NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         RREEF America, L.L.C.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     12,512,513
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  12,512,513
PERSON WITH       8.       SHARED DISPOSITIVE POWER


9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         12,512,513

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
    SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.95%

12. TYPE OF REPORTING PERSON


         HC, CO

1. NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Investment Management Americas Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     77,600
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                   77,600
PERSON WITH       8.       SHARED DISPOSITIVE POWER


9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         77,600

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
    SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.04%

12. TYPE OF REPORTING PERSON

     IA, CO

1. NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         DWS Holding & Service GmbH

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     1,318
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                    0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  1,318
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                            0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,318

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
    SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.00%

12. TYPE OF REPORTING PERSON

         IA, CO,

1. NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Bank Trust Company Americas

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     706,903
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  679,519
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                            1,600

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         732,019

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
    SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.41%

12. TYPE OF REPORTING PERSON

         BK, CO

Item 1(a).      Name of Issuer:

                Prologis (the "Issuer")

Item 1(b).      Address of Issuer's Principal Executive Offices:

                 14100 EAST 35th PLACE
                 AURORA, CO 80011

Item 2(a).      Name of Person Filing:

                This statement is filed on behalf of Deutsche Bank AG,
(               "Reporting Person").

Item 2(b).      Address of Principal Business Office or, if none, Residence:

                The principal place of business of the Reporting Person is:

                         Taunusanlage 12, D-60325
                         Frankfurt am Main
                         Federal Republic of Germany

Item 2(c).      Citizenship:

                The citizenship of the Reporting Person is set forth on the cover page.

Item 2(d).      Title of Class of Securities:

                The title of the securities is common stock, $0.001 par value ("Common Stock").

Item 2(e).      CUSIP Number:

                The CUSIP number of the Common Stock is set forth on the cover page.


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               (a) [ ] Broker or dealer registered under section 15 of the
                   Act;

               (b) [X] Bank as defined in section 3(a)(6) of the Act;

                           Deutsche Bank Trust Company Americas

               (c) [ ] Insurance Company as defined in section 3(a)(19)
                    of the Act;

               (d) [ ] Investment Company registered under section 8
                   of the Investment Company Act of 1940;

               (e) [X] An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);

                           RREEF America, L.L.C.

                           Deutsche Investment Management Company Americas

                           DWS Holding & Service GmbH

               (f) [ ] An employee benefit plan, or endowment fund in
                   accordance with Rule 13d-1 (b)(1)(ii)(F);

               (g) [X] Parent holding company or control person in
                   accordance with Rule 13d-1 (b)(1)(ii)(G);

                   Deutsche Bank AG

               (h) [ ] A savings association as defined in section
                   3(b) of the Federal Deposit Insurance Act;

               (i) [ ] A church plan that is excluded from the
                   definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

               (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.         Ownership.

           (a) Amount beneficially owned:

                  The Reporting Person owns the amount of the Common Stock as set forth on the cover page.

           (b) Percent of class:

                  The Reporting Person owns the percentage of the Common Stock as set forth on the cover page.

           (c) Number of shares as to which such person has:

               i) sole power to vote or to direct the vote:

                 The Reporting Person has the sole power to vote or direct the vote of the Common Stock as set forth on the cover page.

               (ii) shared power to vote or to direct the vote:

                 The Reporting Person has the shared power to vote or direct the vote of the Common Stock as set forth on the cover page.

               (iii) sole power to dispose or to direct the disposition of:

                 The Reporting Person has the sole power to dispose or direct the disposition of the Common Stock as set forth on the cover page.

               (iv) shared power to dispose or to direct the disposition of:

                 The Reporting Person has the shared power to dispose or direct the disposition of the Common Stock as set forth on the cover page.

Item 5.         Ownership of Five Percent or Less of a Class.

                                 Not applicable.

Item 6.         Ownership of More than Five Percent on Behalf of Another
                Person.

                                 Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                   Subsidiary                         Item 3 Classification
                -------------------------------------------------------------

                  RREEF America, L.L.C.                  Investment Advisor

                  Deutsche Investment
                     Management Americas Inc.            Investment Advisor

                  Deutsche Bank Trust Company Americas   Bank

                  DWS Holding & Service GmbH             Investment Advisor



Item 8.           Identification and Classification of Members of the Group.

                                 Not applicable.

Item 9.           Notice of Dissolution of Group.

                                 Not applicable.

Item 10.         Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/12/04

                                            DEUTSCHE BANK AG


                                            By: /s/ Jeffrey A. Ruiz
                                            Name: Jeffrey A. Ruiz
                                            Title: Vice President

                                            By: /s/ Pasquale Antolino
                                            Name: Pasquale Antolino
                                            Title: Associate

                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/12/04


                                               RREEF America, L.L.C.

                                               By: /s/ Mark Zeisloft
                                               Name: Mark Zeisloft
                                               Title: Vice President

                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: 2/12/04


                                Deutsche Investment Management Americas, Inc.

                                     By: /s/ Jeffrey A. Ruiz
                                     Name: Jeffrey A. Ruiz
                                     Title: Vice President

                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/12/04


                                     Deutsche Bank Trust Company Americas


                                          By: /s/ Jeffrey A. Ruiz
                                          Name: Jeffrey A. Ruiz
                                          Title: Vice President

                                      SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/12/04


                                         DWS Holding & Service GmbH


                                          By: /s/ Ralf Ring
                                          Name: Ralf Ring
                                          Title:   Compliance Officer

                                          By: /s/ Susan Seidel
                                          Name: Susan Seidel
                                          Title: Deputy Compliance Officer